CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$5,628,000	$767.66

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 15, 2013 To the Prospectus dated August 31, 2010 and Prospectus Supplement dated May 27, 2011) Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-169119

Barclays Bank PLC Airbag Yield Optimization Notes

$1,218,000 Notes linked to the common stock of Jive Software, Inc. due August 21, 2013

$1,735,000 Notes linked to the common stock of Polycom, Inc. due August 21, 2013

$2,675,000 Notes linked to American Depositary Shares representing the ordinary shares of Qihoo 360 Technology Co. Ltd. due August 21, 2013

Investment Description
Airbag Yield Optimization Notes (the "Notes") are unsecured and unsubordinated notes issued by Barclays Bank PLC (the "Issuer") linked to the performance of the common stock or American Depositary Shares of a specific company (the "underlying stock"). The issue price of each Note will be $1,000. On a monthly basis, Barclays Bank PLC will pay you a coupon regardless of the performance of the underlying stock. At maturity, Barclays Bank PLC will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified conversion price, Barclays Bank PLC will deliver to you a number of shares of the applicable underlying stock equal to the principal amount per Note divided by the conversion price (the "share delivery amount") for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the prospectus supplement under "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset"). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than the principal amount of your Notes and the credit risk of Barclays Bank PLC for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features	Key Dates

❑Income: Regardless of the performance of the underlying stock, Barclays Bank PLC will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of Barclays Bank PLC for all payments under the Notes.

❑Contingent Repayment of Principal at Maturity: If the price of the underlying stock does not close below the conversion price on the final valuation date, Barclays Bank PLC will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the underlying stock. If the price of the underlying stock closes below the conversion price on the final valuation date, Barclays Bank PLC will deliver to you the share delivery amount at maturity for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date	February 15, 2013
	Settlement Date	February 21, 2013
	Final Valuation Date[1]	August 15, 2013
	Maturity Date[1]	August 21, 2013
	[1]	Subject to postponement in the event of a market disruption event as described under "Reference Assets — Equity Securities — Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ''KEY RISKS'' BEGINNING ON PAGE PS-6 AND UNDER ''RISK FACTORS'' BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings
These final terms relate to three separate Airbag Yield Optimization Notes we are offering. Each of the three Notes is linked to the common stock or American Depositary Shares of a different company, and each of the three Notes has a different coupon rate, initial price and conversion price, as specified in the table below. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000. Coupons will be paid monthly in arrears in 6 equal installments.

Underlying Stocks	Total Coupon Payable over the Term of the Notes	Coupon Rate per Annum	Initial Price	Conversion Price	CUSIP	ISIN
Common stock of Jive Software, Inc.	4.50%	9.00%	$15.71	$11.78, which is 75% of the Initial Price	06742C855	US06742C8551
Common stock of Polycom, Inc.	4.60%	9.20%	$9.87	$7.90, which is 80% of the Initial Price	06742C848	US06742C8486
American depositary shares of Qihoo 360 Technology Co. Ltd.	4.00%	8.00%	$32.64	$24.48, which is 75% of the Initial Price	06742C830	US06742C8304

See "Additional Information about Barclays Bank PLC and the Notes" on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this pricing supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute Barclays Bank PLC's direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public		Underwriting Discount		Proceeds to Barclays Bank PLC
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Common stock of Jive Software, Inc.	$1,218,000	$1,000	$12,180	$10	$1,205,820	$990
Common stock of Polycom, Inc.	$1,735,000	$1,000	$17,350	$10	$1,717,650	$990
American depositary shares of Qihoo 360 Technology Co. Ltd.	$2,675,000	$1,000	$26,750	$10	$2,648,250	$990

UBS Financial Services Inc.Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Key Risks" herein and in "Risk Factors" in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms in the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this pricing supplement will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
♦	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to "Barclays," "Barclays Bank PLC," "we," "our" and "us" refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, "Notes" refers to the three different series of Airbag Yield Optimization Notes that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦You believe the final price of the underlying stock is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return potential at maturity is limited to the coupons paid on the Note.

♦You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦You are willing and able to hold the Notes to maturity, a term of approximately 6 months, and accept that there may be little or no secondary market for the Notes.

♦You are willing to invest in the Notes based on the applicable coupon rate listed on the cover hereof.

♦You are willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, and understand that, if Barclays Bank PLC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You are not willing to make an investment that may have the full downside market risk of an investment in the underlying stock.

♦You believe the final price of the underlying stock is likely to be below the conversion price, which could result in a total loss of your initial investment.

♦You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦You are unwilling to invest in the Notes based on the applicable coupon rate listed on the cover hereof.

♦You are unable or unwilling to hold the Notes to maturity, a term of approximately 6 months, and seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the "Key Risks" beginning on page PS-7 of this pricing supplement as well as the ''Risk Factors'' beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.

Final Terms for Each Offering of the Notes[1]
Issuer:	Barclays Bank PLC
Issue Price per Note:	$1,000 per Note
Principal Amount per Note:	$1,000 per Note
Term:	Approximately 6 months
Underlying Stock:	The common stock or American Depositary Shares of a specific company, as set forth on the cover of this pricing supplement.
Coupon Payment:

Coupon paid in arrears in 6 equal monthly installments based on the coupon rate per annum, regardless of the performance of the underlying stock.

The coupon rate per annum for the Notes linked to the common stock of Jive Software, Inc. is 9.00%, for a total coupon payable of 4.50%; the coupon rate per annum for the Notes linked to the common stock of Polycom, Inc. is 9.20%, for a total coupon payable of 4.60%; and the coupon rate per annum for the Notes linked to the American depositary shares representing the ordinary shares of Qihoo 360 Technology Co. Ltd. is 8.00%, for a total coupon payable of 4.00%.

1st Installment through 6th Installment:

For Notes linked to the common stock of Jive Software, Inc.: 0.7500% or $7.5000 per Note.

For Notes linked to the common stock of Polycom, Inc.: 0.7667% or $7.6667 per Note.

For Notes linked to the American depositary shares representing the ordinary shares of Qihoo 360 Technology Co. Ltd.: 0.6667% or $6.6667 per Note.

Conversion Price:	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement.
Payment at Maturity (per Note)[2]:

➢    If the final price of the underlying stock is not below the conversion price on the final valuation date (i.e., the final price of the underlying stock is greater than or equal to the conversion price on the final valuation date), at maturity we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note, plus accrued and unpaid interest.

➢    If the final price of the underlying stock is below the conversion price on the final valuation date, at maturity we will deliver to you a number of shares of the applicable underlying stock equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest.

The value of the share delivery amount is expected to be less than the principal amount and may be worthless.

Share Delivery Amount[2]:

For Notes linked to the common stock of Jive Software, Inc.: 84.8896 shares per Note.

For Notes linked to the common stock of Polycom, Inc.: 126.5823shares per Note.

For Notes linked to American depositary shares of Qihoo 360 Technology Co. Ltd.: 40.8497 shares per Note.

For each underlying stock, the share delivery amount is equal to (1) the principal amount per Note of $1,000 divided by (2) the conversion price, subject to adjustment upon the occurrence of certain corporate events affecting the underlying stock. See "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" in the prospectus supplement.

Closing Price:	On any trading day, the last reported sale price (or in case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price:	The closing price of the applicable underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price:	The closing price of the applicable underlying stock on the final valuation date.

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investment Timeline

Trade Date	The closing price of the underlying stock (the initial price) was observed, the conversion price and share delivery amount were determined and the coupon rate was set.

Monthly (including at maturity)	Barclays Bank PLC will pay you the applicable coupon payment.

Maturity Date

The final price is determined as of the final valuation date.

If the final price of the underlying stock is not below the conversion price on the final valuation date (i.e., the final price of the underlying stock is greater than or equal to the conversion price on the final valuation date), we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount Note.

If the final price of the underlying stock is below the conversion price on the final valuation date, we will deliver to you a number of shares of the applicable underlying stock equal to the share delivery amount for each Note you own, which is expected to be worth less than the principal amount and may have no value at all.(2)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Coupon Payment Dates

Coupons will be paid in arrears in six equal monthly installments on the coupon payment dates listed below. The record date for each coupon payment date will be the date that is one business day prior to the related coupon payment date.

March 21, 2013
April 22, 2013
May 21, 2013
June 21, 2013
July 22, 2013
August 21, 2013

What are the tax consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement. The following discussion supplements the discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and Barclays hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Note for all tax purposes as an investment unit consisting of a non-contingent short-term debt instrument (the "Deposit") and a put option contract (the "Put Option") in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Deposit component — Amounts treated as interest on the Deposit would be subject to general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers (that do not elect to accrue interest currently) would include interest into income upon receipt of such interest.

Put Option component — The Put Option component would generally not be taxed until sale or maturity. At maturity, the Put Option component either would be taxed as a short-term capital gain if the principal is repaid in cash or would reduce the basis of any underlying equity if you receive the underlying equity.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the Deposit and a payment with respect to the Put Option as follows:

Underlying Stock	Coupon Rate per Annum	Deposit Interest Component per Annum	Put Option Premium Component per Annum
Common stock of Jive Software, Inc.	9.00%	0.44%	8.56%
Common stock of Polycom, Inc.	9.20%	0.44%	8.76%
American depositary shares of Qihoo 360 Technology Co. Ltd.	8.00%	0.44%	7.56%

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent short-term debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement for a more detailed description of the tax treatment of your Notes.

In addition, the Internal Revenue Service Notice 2008-2 may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, Barclays intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement unless and until such time as some other treatment is more appropriate.

Specified Foreign Financial Assets — Holders that are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Notes on IRS Form 8938 — "Statement of Specified Foreign Financial Assets" if the aggregate value of their Notes and their other "specified foreign financial assets" exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

3.8% Medicare Tax On "Net Investment Income" — Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include the interest payments, any original issue discount, and any gain realized with respect to the Notes, to the extent that their net investment income, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Non-U.S. Holders — Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading "Certain U.S. Federal Income Tax Considerations — Information Reporting and Backup Withholding" in the accompanying prospectus supplement.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, please see the discussion in the ''Certain U.S. Federal Income Tax Considerations'' section on page S-132 of the accompanying prospectus supplement and consult your tax advisor.

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the "Risk Factors" section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. Barclays Bank PLC will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the conversion price and only at maturity. If the final price of the underlying stock is below the conversion price, Barclays Bank PLC will deliver to you a number of shares of the applicable underlying stock equal to the share delivery amount for each Note you then own. Therefore, if the final price of an applicable underlying stock is below the conversion price, you will be exposed on a leveraged basis to any such decline below the conversion price. For example, if the conversion price is 80% of the initial price and the final price is less than the conversion price, you will lose 1.25% of your $1,000 principal amount per Note at maturity for each additional 1% that the final price is less than the conversion price. If you receive shares of underlying stock at maturity, their value is expected to be less than the principal amount of the Notes, and they may have no value at all.
♦	Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note's underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its conversion price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate was set on the trade date, the underlying stock's volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.
♦	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the conversion price.
♦	Your return potential on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the conversion price, Barclays Bank PLC will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the conversion price, Barclays Bank PLC will deliver to you shares of the underlying stock at maturity, which is expected to be worth less than the principal amount as of the maturity date and may result in a loss of your entire investment. Therefore, any positive return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than a return on a direct investment in the underlying stock.
♦	Credit of Issuer — The Notes are unsubordinated and unsecured debt obligations of the Issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.
♦	Single stock risk — The price of an underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the underlying stock.
♦	Dealer incentives — We, our affiliates and agents act in various capacities with respect to the Notes. We and other of our affiliates may act as a principal, agent or dealer in connection with the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation of 1.00% per Note to the principals, agents and dealers in connection with the distribution of the Notes.
♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.
♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the conversion price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.
♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events and the creditworthiness of Barclays Bank PLC.
♦	Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity — While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent's commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.
♦	Potential Barclays Bank PLC impact on market price of underlying stock — Trading or transactions by Barclays Bank PLC or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of the Notes.
♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Risks associated with non-U.S. companies — An investment in the Notes linked to the value of non-U.S. companies, such as Qihoo 360 Technology Co. Ltd. ("Qihoo 360"), which is issued by a company incorporated under the laws of the Cayman Islands, involves risks associated with the home country of such non-U.S. company. The prices of such company's common stock may be affected by political, economic, financial and social factors in its home country, including changes in such country's government, economic and fiscal policies, currency exchange laws or other laws or restrictions.
♦	There are important differences between the American depositary shares and the ordinary shares of Qihoo 360 — If your Notes are linked to Qihoo 360, you should be aware that your return on the Notes is linked to the price of the American depositary shares representing the ordinary shares of Qihoo 360, and not the underlying ordinary shares of Qihoo 360. There are important differences between the rights of holders of American depositary shares and the rights of holders of the ordinary shares. Each American depositary share is a security evidenced by American Depositary Receipts that represent two ordinary shares of Qihoo 360. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the foreign issuers, and holders of the American depositary shares, which may be different from the rights of holders of the ordinary shares. For example, a company may make distributions in respect of ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the ordinary shares of Qihoo 360 may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes.
♦	Exchange rate risk — Because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.
♦	The Notes linked to American depositary shares are subject to risks associated with foreign securities markets — Because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	Antidilution adjustments — For certain corporate events affecting the underlying stock, the calculation agent may make adjustments to the number of shares of the underlying stock that may be delivered at maturity and the conversion price for the underlying stock. However, the calculation agent will not make such adjustments in response to all events that could affect the underlying stock. If an event occurs that does not require the calculation agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the calculation agent, which will be binding on you absent manifest error. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.
♦	In some circumstances, the payment you receive on the Notes may be based on the common stock or American Depositary Shares of another company and not the underlying stock — Following certain corporate events relating to the issuer of the underlying stock where such issuer is not the surviving entity, your return on the Notes paid by Barclays Bank PLC at maturity may be based on the common stock or American Depositary Shares of a successor to the underlying stock issuer or any cash or any other assets distributed to holders of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section "Reference Assets — Equity Securities — Share Adjustments Relating to Securities with an Equity Security as the Reference Asset" of the prospectus supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity Barclays Bank PLC will pay an amount in cash equal to your principal amount unless the final price of the underlying stock is below the conversion price (as such conversion price may be adjusted by the calculation agent upon occurrence of one or more such events).
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled ''What Are the Tax Consequences of the Notes?'' and the section entitled ''Certain U.S. Federal Income Tax Considerations'' on page S-132 of the accompanying prospectus supplement and consult your tax advisor about your tax situation.

Hypothetical Examples

The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any underlying stock relative to its initial price. We cannot predict the final price of any underlying stock. You should not take these examples as an indication or assurance of the expected performance of any underlying stock. The numbers appearing in the examples and table below have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes. The following examples and table illustrate the payment at maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Term:	Approximately 6 months
Hypothetical coupon rate per annum**:	8.00% per annum (or $6.67 per monthly period)
Hypothetical total coupon payable**:	4.00% over the term of the Notes
Hypothetical initial price of the underlying stock:	$50.00 per share
Hypothetical conversion price:	$40.00 (80% of the hypothetical initial price)
Hypothetical share delivery amount:	25 shares per Note ($1,000 / conversion price of $40.00)
Principal amount:	$1,000 per Note
Hypothetical dividend yield on the underlying stock***:	2.00% per annum (1.00% over the term of the Notes)

*	Actual coupon rate per annum, initial price, conversion price or share delivery amount applicable to the Notes are as described under "Final Terms" and on the cover page of this pricing supplement.
**	Coupon payment will be paid in arrears in 6 equal monthly installments during the term of the Notes on an unadjusted basis.
***	Dividend yield assumed received by holders of the hypothetical underlying stock during the term of the Notes. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

The "total return" as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount per Note to the $1,000 issue price.

Scenario #1: The final price of the underlying stock is not below the hypothetical conversion price of $40.00.

Because the final price of the underlying stock is not below the hypothetical conversion price of $40.00, the issuer will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) is less than 8.00% per annum (equivalent to 4.00% over the term of the Notes).

If the closing price of the underlying stock on the final valuation date is $50.00 (no change in the price of the underlying stock):

Payment at Maturity	$1,000.00
Coupons:	$40.00	($6.67 × 6 = $40.00)
Total:	$1,040.00
Total Return on the Notes:	4.00%

In this example, the total return on the Notes is 4.00%, while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $65.00 (an increase of 30%):

Payment at Maturity	$1,000.00
Coupons:	$40.00	($6.67 × 6 = $40.00)
Total:	$1,040.00
Total Return on the Notes:	4.00%

In this example, the total return on the Notes is 4.00%, while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $42.50 (a decline of 15%):

Payment at Maturity	$1,000.00
Coupons:	$40.00	($6.67 × 6 = $40.00)
Total:	$1,040.00
Total Return on the Notes:	4.00%

In this example, the total return on the Notes is 4.00%, while the total return on the underlying stock is a loss of 14.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the hypothetical conversion price of $40.00.

Because the final price of the underlying stock is below the hypothetical conversion price of $40.00, the issuer will deliver to you at maturity the number of shares of the underlying stock equal to the share delivery amount for every $1,000 principal amount per Note you hold and will pay cash at the final price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date and is expected to be worth less than the principal amount or may have no value at all.

If the closing price of the underlying on the maturity date is $22.50 (a decline of 55%):

Value of shares received:	$562.50	(25 shares x $22.50)
Coupons:	$40.00	($6.67 × 6 = $40.00)
Total:	$602.50
Total Return on the Notes:	-39.75%

In this example, the total return on the Notes is a loss of 39.75%, while the total return on the underlying stock is a loss of 54.00% (including dividends).

Hypothetical Return Table of the Notes at Maturity

The table below is based on the following assumptions*:

Term:	Approximately 6 months
Hypothetical coupon rate per annum**:	8.00% per annum (or $6.67 per monthly period)
Hypothetical total coupon payable:	4.00% over the term of the Notes
Hypothetical initial price:	$50.00 per share
Hypothetical conversion price:	$40.00 (80.00% of the hypothetical initial price)
Hypothetical share delivery amount:	25 shares per Note ($1,000 / conversion price of $40.00)
Principal amount:	$1,000 per Note
Hypothetical dividend yield on the underlying stock***:	2.00% per annum (1.00% over the term of the Notes)

*	Actual coupon rate per annum, initial price, conversion price or share delivery amount applicable to the Notes are as described under "Final Terms" and on the cover page of this pricing supplement.
**	Coupon payment will be paid in arrears in 6 equal monthly installments during the term of the Notes on an unadjusted basis.
***	Dividend yield assumed received by holders of the underlying stock during the term of the Notes. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Underlying Stock			Conversion Event Does Not Occur(1)		Conversion Event Occurs(2)
Final Price(3)	Stock Price Return	Total Return on the Underlying Stock at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Value of Share Delivery Amount(6)	Payment at Maturity + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$75.00	50.00%	51.00%	$1,040.00	4.00%	n/a	n/a	n/a
$72.50	45.00%	46.00%	$1,040.00	4.00%	n/a	n/a	n/a
$70.00	40.00%	41.00%	$1,040.00	4.00%	n/a	n/a	n/a
$67.50	35.00%	36.00%	$1,040.00	4.00%	n/a	n/a	n/a
$65.00	30.00%	31.00%	$1,040.00	4.00%	n/a	n/a	n/a
$62.50	25.00%	26.00%	$1,040.00	4.00%	n/a	n/a	n/a
$60.00	20.00%	21.00%	$1,040.00	4.00%	n/a	n/a	n/a
$57.50	15.00%	16.00%	$1,040.00	4.00%	n/a	n/a	n/a
$55.00	10.00%	11.00%	$1,040.00	4.00%	n/a	n/a	n/a
$52.50	5.00%	6.00%	$1,040.00	4.00%	n/a	n/a	n/a
$50.00	0.00%	1.00%	$1,040.00	4.00%	n/a	n/a	n/a
$47.50	-5.00%	-4.00%	$1,040.00	4.00%	n/a	n/a	n/a
$45.00	-10.00%	-9.00%	$1,040.00	4.00%	n/a	n/a	n/a
$42.50	-15.00%	-14.00%	$1,040.00	4.00%	n/a	n/a	n/a
$40.00	-20.00%	-19.00%	$1,040.00	4.00%	n/a	n/a	n/a
$37.50	-25.00%	-24.00%	n/a	n/a	$937.50	$977.50	-2.25%
$35.00	-30.00%	-29.00%	n/a	n/a	$875.00	$915.00	-8.50%
$32.50	-35.00%	-34.00%	n/a	n/a	$812.50	$852.50	-14.75%
$30.00	-40.00%	-39.00%	n/a	n/a	$750.00	$790.00	-21.00%
$27.50	-45.00%	-44.00%	n/a	n/a	$687.50	$727.50	-27.25%
$25.00	-50.00%	-49.00%	n/a	n/a	$625.00	$665.00	-33.50%
$22.50	-55.00%	-54.00%	n/a	n/a	$562.50	$602.50	-39.75%
$20.00	-60.00%	-59.00%	n/a	n/a	$500.00	$540.00	-46.00%
$17.50	-65.00%	-64.00%	n/a	n/a	$437.50	$477.50	-52.25%
$15.00	-70.00%	-69.00%	n/a	n/a	$375.00	$415.00	-58.50%

(1)	A conversion event does not occur if the final price of the underlying stock is not below the conversion price.
(2)	A conversion event occurs if the final price of the underlying stock is below the conversion price.
(3)	The final price is as of the final valuation date, if the final price of the underlying stock is not below the conversion price. If the final price of the underlying stock is below the conversion price, the final stock price is as of the final valuation date and the maturity date. The final stock price range is provided for illustrative purposes only. The actual stock price return may be below -70% and you therefore may lose up to 100% of your initial investment.
(4)	The total return at maturity on the underlying stock assumes a 1.00% cash dividend payment.
(5)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(6)	The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the underlying stock on the maturity date. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.
(7)	The actual value of the payment consists of the market value of a number of shares of the underlying stock equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the final price, plus the coupon payments received during the term of the Notes.
(8)	The total return at maturity on the Notes includes coupon payments received during the term of the Notes.

Information about the Underlying Stocks

We urge you to read the following section in the accompanying prospectus supplement: "Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information". Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the "Exchange Act," are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing the underlying stock can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the underlying stock comes from the issuers' respective SEC filings. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer's annual report) to obtain an understanding of the issuer's business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer. We have not undertaken any independent review or due diligence of the SEC filings of the companies issuing the underlying stock or of any other publicly available information regarding each such issuer.

Jive Software, Inc.

According to publicly available information, Jive Software, Inc. (the "Company") furnishes social business software products and services. The Company provides a combination of community, collaboration, and social networking software, as well as social media monitoring platforms. Jive Software offers strategy and technical consulting services to customers in the United States.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35367, or its CIK Code: 0001462633. The Company's common shares are listed on the NASDAQ Global Select Market under the ticker symbol "JIVE".

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company's SEC filings or of any other publicly available information regarding the Company.

Historical Information

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We have not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
12/13/2011	12/30/2011	*	$16.38	$15.00	$16.00
1/3/2012	3/30/2012		$27.16	$14.34	$27.16
4/2/2012	6/30/2012		$27.52	$14.74	$20.99
7/2/2012	9/28/2012		$21.38	$13.83	$15.71
10/1/2012	12/31/2012		$15.50	$11.14	$14.53
1/2/2013	2/15/2013	**	$16.04	$13.64	$15.71

*	The Company's common stock commenced trading on the NASDAQ Global Select Market on December 13, 2011 and therefore has a limited historical performance. For this reason, available information for the fourth calendar quarter of 2011 includes data for the period from December 13, 2011 through December 30, 2011. Accordingly, the "Quarterly High," "Quarterly Low" and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2011.
**	As of the date of this pricing supplement, information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through February 15, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.

The graph below illustrates the performance of the Company's common stock from December 13, 2011 through February 15, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $11.78, which is equal to 75% of the initial price. Past performance of the underlying stock is not indicative of the future performance of the underlying stock. The Company's common stock commenced trading on the NASDAQ Global Select Market on December 13, 2011 and therefore has a limited historical performance.

Historical Performance of Jive Software, Inc.
December 13, 2011 - February 15, 2013
Closing Price in USD
30
25
20
15
10
5
0
Conversion Price (75% of Initial Price)
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12
Aug-12
Sep-12
Oct-12
Nov-12
Dec-12
Jan-13
Feb-13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Polycom, Inc.

According to publicly available information, Polycom, Inc. (the "Company") develops, manufactures, and markets a line of video, voice, data and web conferencing collaboration solutions. The solutions include enterprise video and voice communications end-points, network infrastructure, management products, product maintenance and other professional services.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-27978, or its CIK Code: 0001010552. The Company's common shares are listed on the NASDAQ Global Select Market under the ticker symbol "PLCM".

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company's SEC filings or of any other publicly available information regarding the Company.

Historical Information

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We have not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
1/3/2007	3/30/2007		$18.27	$14.98	$16.67
4/2/2007	6/29/2007		$17.21	$15.30	$16.80
7/2/2007	9/28/2007		$17.76	$12.82	$13.43
10/1/2007	12/31/2007		$14.53	$11.47	$13.89
1/2/2008	3/31/2008		$13.47	$9.81	$11.27
4/1/2008	6/30/2008		$13.51	$9.80	$12.18
7/1/2008	9/30/2008		$14.40	$10.61	$11.57
10/1/2008	12/31/2008		$11.48	$6.26	$6.76
1/2/2009	3/31/2009		$7.98	$6.46	$7.70
4/1/2009	6/30/2009		$10.59	$7.57	$10.14
7/1/2009	9/30/2009		$13.38	$10.04	$13.38
10/1/2009	12/31/2009		$13.74	$10.55	$12.49
1/4/2010	3/31/2010		$16.57	$11.22	$15.29
4/1/2010	6/30/2010		$16.68	$14.40	$14.90
7/1/2010	9/30/2010		$16.01	$13.36	$13.64
10/1/2010	12/31/2010		$20.18	$12.93	$19.49
1/3/2011	3/31/2011		$25.93	$19.09	$25.93
4/1/2011	6/302011		$32.15	$23.05	$32.15
7/1/2011	9/30/2011		$33.53	$18.37	$18.37
10/3/2011	12/30/2011		$22.63	$15.50	$16.30
1/3/2012	3/30/2012		$21.81	$15.79	$19.07
4/2/2012	6/30/2012		$18.94	$10.05	$10.52
7/2/2012	9/28/2012		$12.01	$8.03	$9.87
10/1/2012	12/31/2012		$10.74	$9.21	$10.46
1/2/2013	2/15/2013	*	$11.68	$9.87	$9.87

*	As of the date of this pricing supplement, information for the first calendar quarter of 2013 includes data for the period from January 1, 2013 through February 15, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.

The graph below illustrates the performance of the Company's common stock from January 3, 2005 through February 15, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $7.90, which is equal to 80% of the initial price. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Historical Performance of Polycom, Inc.
January 3, 2005 - February 15, 2013
Closing Price in USD
40
35
30
25
20
15
10
5
0
Conversion Price (80% of Initial Price)
Jan-05
Jul-05
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Qihoo 360 Technology Co. Ltd.

According to publicly available information, Qihoo 360 Technology Co. Ltd. (the "Company") supplies Internet security services. The Company researches, designs and develops Internet security software and sells third party anti-virus software. The Company also provides system optimization products.

Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35109, or its CIK Code: 0001508913. American depositary shares representing the Company's ordinary shares are listed on the New York Stock Exchange under the ticker symbol "QIHU."

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company's SEC filings or of any other publicly available information regarding the Company.

Historical Information

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We have not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying stock should not be taken as an indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End		Quarterly High	Quarterly Low	Quarterly Close
3/30/2011	3/31/2011	*	$34.00	$29.59	$29.59
4/1/2011	6/302011		$34.04	$16.24	$19.41
7/1/2011	9/30/2011		$25.01	$16.34	$16.34
10/3/2011	12/30/2011		$21.02	$14.81	$15.69
1/3/2012	3/30/2012		$26.01	$13.95	$24.45
4/2/2012	6/30/2012		$25.00	$17.11	$17.29
7/2/2012	9/28/2012		$25.20	$14.63	$22.05
10/1/2012	12/31/2012		$29.69	$20.32	$29.69
1/2/2013	2/15/2013	**	$33.00	$29.79	$32.64

*	The Company's American depositary shares commenced trading on the New York Stock Exchange on March 30, 2011 and therefore has a limited historical performance. For this reason, available information for the first calendar quarter of 2011 includes data for the period from March 30, 2011 through March 31, 2011. Accordingly, the "Quarterly High," "Quarterly Low" and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2011.
**	As of the date of this pricing supplement, information for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through February 15, 2013. Accordingly the "Quarterly High," "Quarterly Low," and "Quarterly Close" data indicated are for this shortened period only and do not reflect complete data for the first quarter of 2013.

The graph below illustrates the performance of the Company's American depositary shares from March 30, 2011 through February 15, 2013, based on information from Bloomberg. The dotted line represents the conversion price of $24.48, which is equal to 75% of the initial price. Past performance of the underlying stock is not indicative of the future performance of the underlying stock. The Company's American depositary shares commenced trading on the New York Stock Exchange on March 30, 2011 and therefore has a limited historical performance.

Historical Performance of Qihoo 360 Technology Co. Ltd.
March 30, 2011 - February 15, 2013
Conversion Price (75% of Initial Price)
Closing Price in USD
40
35
30
25
20
15
10
5
0
Mar-11
Apr-11
May-11
Jun-11
Jul-11
Aug-11
Sep-11
Oct-11
Nov-11
Dec-11
Jan-12
Feb-12
Mar-12
Apr-12
May-12
Jun-12
Jul-12
Aug-12
Sep-12
Oct-12
Nov-12
Dec-12
Jan-13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the "Agents", and the Agents have agreed to purchase, all of the Notes at the price indicated on the cover of this pricing supplement, which has been filed pursuant to Rule 424(b)(2) and contains the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates will enter into or have entered into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement that is available in connection with the sale of the Notes.